Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026 American Rebel Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of American Rebel Holdings, Inc.
effective at the opening of the trading session on July 23, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on February 4, 2026. On February 11, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(4). The Company was notified of the Staff determination on March 23, 2026.
On March 24, 2026, the hearing was held.
On May 11, 2026 the Panel reached a
decision and a Decision letter was issued on said date.
The Panel decided to suspend the Company from the Exchange.
The Company securities were suspended on May 13, 2026. The
Staff determination to delist the Company securities became final on June 25, 2026.